EXHIBIT 11

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
INFORMIX CORPORATION
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE DATA)



                                            FOR THE PERIODS ENDED
                                            APRIL 2,     APRIL 3,
                                              1995         1994
Net income used for earnings per
   share calculation                     $  19,096    $  12,520


Earnings Per Common Share

Weighted average outstanding shares         65,722       64,821

Net effect of outstanding options            2,740        2,701
                                           -------      -------
Weighted average common and common
   equivalent shares outstanding            68,462       67,522
                                           =======      =======

Net income per share                     $    0.28    $    0.19
                                           =======      =======
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Fully diluted computation not presented since such amounts differ by less than 3 percent of the net income per share amounts shown above.